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                                                                    EXHIBIT 21.1


                 SUBSIDIARIES OF COMMUNITY CAPITAL CORPORATION


Greenwood Bank & Trust


Clemson Bank & Trust


GNB Mortgage Company (inactive)


Community Financial Services, Inc. (subsidiary of Greenwood Bank & Trust)

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